EXHIBIT 99.1

Transcript of

United States Antimony Corporation

Second Quarter and Six Months Ended June 30, 2024 Operating and Financial Results

August 9, 2024

Participants

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corporation

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Analysts

Presentation

Operator

Greetings. Welcome to United States Antimony Corporation’s Second Quarter and Six Months Ended June 30, 2024 Operating and Financial Results Meeting Webcast. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this webcast is being recorded.

I’ll now turn the webcast over to your host, Gary C. Evans. You may begin.

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Thank you, and welcome to our second quarter and six months ended financial and operational conference call. As you know, we’ve renounced our numbers this morning. I have with me today on the call Rick Isaak, who is our Chief Financial Officer; Joe Bardswich, who is our Co-CEO and a Board member; and Jonathan Miller, who is new. He’s our Vice President of Investor Relations and also Global Sales Director. So those three gentlemen will be speaking as I turn various segments of the call over to them.

I want to just give you a very quick summary of financial results. I’m not going to steal Rick’s thunder. He has got a lot more detail. But in summary, revenues were up 26% for this period. Cost of sales were up only 6%, which in turn allowed gross profit to be up 122%. This allowed us to report a net income from continuing operations, which was $30,000.

This company is still in what I would call a turnaround story. We’re going to be making a lot more changes. We’ll talk today about some of those in the various divisions, but it’s good for us to see the operational changes that have now resulted in the financial statement changes, as you’ve seen today, in our reported income statement.

So let’s let Rick give us a little more detail on the financial results and what happened in the second quarter and six months ended June 30. Rick?

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corporation

Thanks, Gary. I’m going to review our consolidated results, then a few metrics at each of our businesses, and then a few key areas in our balance sheet and cash flow. So, I’ll start with the consolidated results of our continuing operations. Sales were $5.6 million for the first six months of this year, which, as Gary said, is an increase of 26% compared to last year. This increase was primarily related to a higher volume of our antimony sales and a higher price on our zeolite sales.

Gross profit, as Gary mentioned, $1.7 million for the first six months of this year, which is an increase of 122% over last year. This increase was primarily related to improved efficiencies with the higher volume in our antimony business, partially offset by more repairs, maintenance and other related costs with our zeolite business, both of which I’ll talk a little bit about more later.

Operating expenses were $2 million for the first six months of 2024, an increase of $1.1 million compared to 2023. This increase primarily related to about $300,000 of non-cash stock compensation expense, $310,000 of project costs, $360,000 of salary and board fee expenses, and $130,000 of 10-K and 10-Q costs that were incurred earlier this year, given that we filed on time with the SEC. The $310,000 of project costs are part of our growth and improvement strategy for the company. We’re unable to discuss several of these projects at this time. One that we can discuss is the mineral resource study we’re performing on our zeolite business in Idaho, which we anticipate completing this year.

Next, let’s look at a few metrics related to each of our businesses. First, our antimony business. Sales for our antimony business for the first six months of this year increased by 36% over the prior year, and gross margin was more than two times last year’s gross margin. The gross margins we are achieving this year are higher due to efficiencies with the higher volume. We have seen even higher gross margins with higher volume in the past, but the increments are smaller at these levels.

Our average antimony sales price per pound for the first six months of this year was $4.65, which mainly relates to antimony oxide sales. There are a couple reasons this average price seems low compared to the antimony market price end of last year. This year we processed some customer-owned ore in the antimony trisulfide, which lowered our average sales price per pound compared to the market price and compared to last year.

Also, the current antimony metal market price is around $10.64 per pound. However, if you look at it daily this market price went above $6 per pound in early May 2024 and more of our second quarter sales were ordered prior to May, which is when we lock in the sales price, and all of our second quarter sales were ordered prior to June. The key is that we increased our gross profit and gross margin with the increased value compared to last year.

Next, our zeolite business. Sales from our zeolite business for the first six months of this year increased 26% over the prior year. Gross profit decreased by $397,000 compared to last year, and loss from operations was worse by about $540,000. However, more of the loss from operations was incurred in the first quarter of 2024, meaning we had been improving during the year.

BRZ had a loss from operations of $432,000 in the first quarter of 2024, and a loss from operations of $148,000 in the second quarter of 2024. The higher loss in the first quarter was primarily due to increased repairs, maintenance, and other related costs and repairing older equipment that were coupled with lower sales.

Next, our subsidiary in Mexico. As discussed on prior earnings calls, we closed and discontinued our operations in Mexico on March 11, 2024. During the first six months of this year, we sold most of the antimony inventory on hand in Mexico, which generated $1.1 million of revenue. However, even with these higher sales and the closure, our discontinued operations in Mexico still generated a loss of $150,000 for the first six months of this year.

Next, let’s look at a few items on a balance sheet and cash flow. Inventory was lower at June 30, 2024, compared to the end of 2023, which was primarily related to our antimony inventory. Our main antimony supplier had some planned downtime towards the end of the second quarter, but it’s delivering ore again, and we’re working to meet demand and increase our inventory levels. We’re also looking for other sources of antimony ore, so we can grow sales and maintain a healthier supply than inventory on hand.

Our receivables were higher in June 30, 2024, compared to the end of 2023, which, again, is primarily related to our antimony business. We shipped a lot of product at the end of the second quarter of 2024. All of these receivables have since been collected.

Cash and cash equivalents balance at June 30, 2024, was $12.4 million, an increase of $492,000 from December 31, 2023. Your management team and employees of our great company are focused on growing and improving the business every day. A little over seven months ago, we ended 2023 and reported a large net loss for 2023, which included operations that have since been discontinued.

In 2024, we reported a modest amount of income from the continuing operations. We’re not claiming a victory. There’s still a lot of work to be done, but it shows a team focused on turning a company around and making improvements with profitable growth.

I’ll turn it back to you, Gary.

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Thank you, Rick. I appreciate that. I’m going to spend a few minutes now talking about zeolite. And then when I’m done, I’m going to turn over the call to Joe Bardswich, who’s going to talk about antimony. And then, we’ll turn the last latter part of the call over to Jonathan Miller.

So zeolite, that’s been a big focus for us at Bear River. When I got involved with this company a year-and-a-half ago, I’d heard about the mine, and I heard about operational issues and the problems we were having with regulators and what have you. It became very obvious that we needed a mindset change and a management change. And so, we hired a VP and General Manager who started early this year, who in turn brought on a new plant supervisor, and then he in turn brought on a new office manager. So we have three top people at Bear River today are all new as of the last few months or at the beginning of the year.

Well, we saw the changes, and we knew we had to spend some money to fix the problems that existed. And you’ve got to understand the way the county rules work. We’re required to expense those mechanical changes we make. It’s only when we maybe buy a new piece of equipment that we can possibly capitalize.

So while we’ve been turning this processing facility around, we’ve been fixing things right and left. And the amount of CapEx spending in the second quarter of 2024 versus the first quarter was a difference of $450,000. We spent $501,000 on capital spending versus the first quarter was only $51,000. So it shows you we are spending money to get this process running like a fine tool machine. And that in turn gave us a 94.3% runtime, something I don’t think the company has ever had. We also caught up on our sales and we’re building inventory.

So just to give you a quick reflection, the first quarter of 2024, zeolite tons sold at Bear River was only 2,350 tons. We sold 3,746 tons in the second quarter, that’s up 59%. Sales were up 64% from $603,994. And as I mentioned the capital expending was up significantly to almost a $0.5 million.

So what’s happening? We have caught up to our backlog. At the end of the first quarter, we were about seven weeks behind on delivering customer orders. By the end of the second quarter, we were two to three days behind and starting to build inventory. As of today, we have zero backlog and we’re continuing to build inventory.

So what does that tell you? It tells you that we got to now get new sales. Hence, why we hired Jonathan, while we brought on board his corporate development Melissa. Jeff Fink, our plant manager is also helping us and we are trying to figure out, okay, here’s our customer base.

What do we do? And so we announced the new product CattleMax. We’ve been going to cattle shows. We’ve done Idaho. We’ve done Oklahoma. Getting ready to do San Antonio. We’re talking to a number of universities about their cattle herds and how they can test zeolite with their herds, et cetera. We have no doubt that if people are properly educated about the qualities of zeolite our orders will go up significantly. So that is one of the reasons we hired a lobbyist firm in Washington started working for us July 1st, and Melissa Pagen and I did a 2.5-day stroll through DC about two weeks ago.

And, I guess, we probably had, I don’t know, maybe 12, 14 meetings, and not a single soul, no house member, no congressman, no chief of staff, no secretary. Nobody knew what zeolite was. So we educated them and told them about all the qualities of zeolite and why the U.S. government ought to be stockpiling it. And the reason for that is, it’s a tremendous tool for cleaning up nuclear waste. Zeolite was used in all three major nuclear waste sites, meaning Chernobyl, Three Mile Island, and our Japanese, I always get that name wrong. I can’t remember, but anyway, the Japan problem.

The fact that the U.S. government has a lot of nuclear submarines has nuclear plants, is a big deal. And the EPA is coming up with all kinds of new regulations around this. So that’s area number one.

Area number two is water treatment cleanup. Zeolite’s a phenomenal mineral for that. And the U.S. government has lots of water treatment problems. So our lobbying group is planting the seeds. It has worked, because I’m going to Idaho on Monday. I’ll be up there most of next week. And we’re actually entertaining congressmen at our zeolite facility there at Bear River. So these are representatives from the state of Idaho.

So it boils down, first of all, to educating people why they ought to be looking at zeolite and what a tremendous asset it is. We have great comfort in now significantly expanding our business here, because of the test holes we drilled about 90 days ago that show that we have an incredible resource of zeolite. And the quality about zeolite is by far greater than any of our competitors. And we know that, because we’ve been looking at our competitors very, very hard. So it’s not a hard sale when you have reserves, when you have quality, when you have the capability to deliver. And that’s so important, because historically this company could not meet its deadlines, could not make its delivery dates.

And so, we lost a lot of business because of that, especially big box stores like Costco and Home Depot and Lowe’s. They are not going to order, if you can deliver. And so now that we know our reserves and that reserve report as Rick mentioned is being prepared, we’ll have it by year end. And it’s actually a requirement for a mining company to do. I don’t know how we got away with it all these years, but we did and it’s coming now. So, now, we know we got the reserves, we got the high quality, and we got the capability to quadruple our production. And, obviously, that takes capital.

So as we’re becoming a much more lean running machine, having very high efficiency run times, solving all of our regulatory issues concerning dust control. We will be comfortable applying more capital and adding another line, adding other equipment. One of the other meetings we’re having in Idaho next week. We have two new products that are not on the market today that we’re developing.

You saw a press release earlier this year about Pete Bunger coming on of our Board of Directors. He’s our technical advisory director. I said board, he’s our technical advisory director. Pete is a guru of zeolite, been at it all his life has a very profitable company himself. He’s our biggest customer. So he has developed some new products and we’re working on patenting those and launching some new products that people never had before.

So the zeolite side of the business is very exciting. And knowing what we know today about the quantity and quality of our reserves gives us great comfort in spending capital. So that’s why we’re lobbying and that’s why we’re trying to launch new products and going to trade shows and doing whatever it takes. So if we have the orders, we will be able to deliver now. And that is something this company could never say before.

Joe, let’s jump into antimony.

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

Okay. Well, we’re certainly cognizant of the worldwide shortage of antimony and we’re taking several steps to improve our position. John Gustavsen, President of the Antimony division, he is the recognized division expert in this country. And we’ve recently hired geochemist, Aaron Tenesch, as Vice President of the Antimony division. John is particularly strong in pyrometallurgy. In other words, fire smelting, et cetera. And Aaron brings expertise in the hydrometallurgy section of the industry and in, particular, froth flotation.

Froth flotation is the standard milling process for upgrading most mineral ores in this country, the copper, nickel, lead, zinc, et cetera, and utilizing specific chemicals attunes the nature of the specific mineral one is trying to collect. It’s possible to separate the military [ph] materials from the desired mineral. In this case, we’re trying to get the antimony trisulfide upgraded. Aaron and I worked together on other projects for other companies, and I know you’ll be in an asset, the United States Antimony.

In our search for additional antimony supplies, we recognize, we’ll write that the bulk of the deposits are small, often labor-intensive, underground operations, without beneficiation facilities and carving it. Generally, this looks good, so put it in that bag and throw this away because it doesn’t look so good.

Our facilities in Thompson Falls are geared to the final upgrading to bring material to a final stage meeting the specification of the customer. Without a high enough grade, we cannot process these lower grade ores. Aaron will help us in our attempts to upgrade the subpar antimony trisulfide material to a state that is acceptable to our Thompson Falls facilities.

For antimony trioxide and antimony metal, our primary source of antimony is from the waste byproduct of a Canadian lead-zinc smelter. Supply is directly proportional to the quantity of material smelter. Again, we have search worldwide for other smelters that might have sodium antimony and, so far, we have not been successful, as most smelters either have a different ore or a different process that does not produce the antimony.

We continue to look for sources of antimony and any other critical mineral on non-federal lands in the U.S. and Canada. Non-federal lands, because it has been our experience at permitting on federal lands, is a long drawn out task with no guarantee of success. We are making progress in identifying other possible sources, but at this time we have not been definitive to report.

Back to you, Gary.

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Very good. Thank you, Joe. One little comment I want to make concerning antimony versus zeolite as it relates to our company. We have plenty of supply of zeolite and need new customers, because we call it up. Antimony, whatever we can make, we have a lot more fires than we have product. So the two hard minerals have counter issues.

So as Joe mentioned, we brought in a new guy named, Aaron Tenesch, about a month-and-a-half ago, who’s been working the phones and talking to countries all over the world with concerning antimony supplies. And we recognize that we’re missing a piece of the puzzle being flotation. So we have been talking to several different companies about how we fix that and, hopefully, we’ll have some news on that pretty soon. That is the primary reason we have not gone to Washington yet with seeking government funds on the antimony side. We’re trying to get all our ducks in a row.

We have the only smelter running in the United States. We hopefully will have flotation in the not-too-distant future. And we are working on supply, both our own supply as well as supply from other countries that we could process. So we’re trying to put ourselves in a very unique position that nobody else has that will garner the attention of our U.S. government, we think, in a strong way. And we know based on recent conversations we’ve had with governmental officials that their interest level is very high. So we have additional calls and additional meetings coming up shortly. So we’re working both of these hard minerals very, very hard and trying to become a much bigger company than what this company is today.

Let me jump to another item before I turn it over to Jonathan Miller. We did have our shareholder vote here at the end of July. All the existing directors were reelected and we had seven different resolutions that were all unanimously passed. So I want you to thank shareholders for having the trust and confidence in your management team and board members at U.S. Antimony to give us this overwhelming support of confidence. And these things will be very helpful in the future as we continue to grow the company.

Before I turn it over to Jonathan, one of the things we have not been doing, since I came on board, is really doing any form of marketing to shareholders, because we didn’t have a great story to tell. It was a turnaround situation and we needed to start showing improvements in what we were doing. I feel highly confident of doing that now. And that was the reason for bringing Jonathan on board. He had worked with me on some other transactions in the past with other companies. And the marketing today, in the social media and internet outlets is very much different than the old days of when I was marketing in the 1980s and 1990s and 2000s for other companies.

So we are trying to bring our company up to the 21st century and we’ve been busy and we’re going to be very busy through the end of the year. So, Jonathan, why don’t you introduce yourself and tell everybody what you’re doing in the IR area for U.S. Antimony.

Jonathan Miller - Vice President, Investor Relations & Global Sales Manager, United States Antimony Corporation

Great. Thank you, Gary. Good afternoon, everyone. I’m Jonathan Miller, Vice President of Investor Relations and Global Sales Director at United States Antimony. I’ve spent the last seven years working with hundreds of public companies as a change agent for digitization and automation in the evolving Investor Relations landscape. I’m excited to bring my knowledge, experience, and relationships to UAMY and speak with you today and bring you up to speed on the strategic initiatives that we’re focusing on as we continue to drive growth and strengthen our position in the market.

First, I want to highlight our recent OTC Markets Virtual Presentation that took place on July 23, where we shared our progress and future plans. If you missed it, I encourage you to watch the recording available on our website. We also have several upcoming events, where we’ll be presenting our story. On August 14th at 1 p.m. Eastern, we’ll be at the SIDOTI Virtual Investor Conference; and on September 25, time to be determined, we’ll be participating in the Noble Capital Markets Virtual Event. These platforms provide great opportunities for us to connect with the investment community, and I look forward to engaging with many of you there.

I’m also pleased to announce the launch of our new corporate profiles on LinkedIn and Twitter, now known as X. These channels will be key in keeping you updated with real-time information, so please go ahead and follow us to stay informed about our latest developments and insights. Our optimism is further fueled by our restructuring of our management and operations teams, which has positioned us to not just be profitable, but also a dominant force globally in the antimony and zeolite markets. Our outreach and market awareness strategy is another critical area of focus.

As Gary mentioned, we are meeting with top lobbying firms and congressional leadership in D.C., and actively partnering with analysts and firms to enhance our visibility and attract institutional investors. This is part of our broader initiative to secure government grants and play a vital role in strengthening America’s critical mineral pipelines and infrastructure. These efforts are not only pivotal for our growth but also aligned with national priorities, making us a strategic player in this space.

In conclusion, the community should be excited about our new direction and the many opportunities we look to capitalize on. I look forward to discussing these topics in more detail during our Q&A session, and thank you for your continued support and interest in United States Antimony Corporation.

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Thank you, Jonathan. And I assure you, Jonathan’s been a great right hand for me and we’ll be able to do a whole lot more together coming in the next few months. I want to give you a little bit of forward-looking statements, fortunately. We’ve safe here. We’re hoping to be in a position to publicly announce one of our new ventures within the next 10 days. This venture is new to us. It’s exciting. It was approved by our Board of Directors yesterday, and we’re just concluding definitive agreements now. So I would anticipate we’d be able to talk about that more in greater detail next week.

We now know we have some listeners that have questions and we’d like the operator to begin asking our first question so we can try to address them.

Operator

Certainly. At this time, we’ll be conducting a question-and-answer session. [Operator Instructions]

Q: Our first question is, seeing that Bear River Zeolite has finally had equipment and people upgrades, how big could this part of your business become and in what time frame?

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Well, that’s a great question, something we ask ourselves every day. Look, it all depends on the business. We’re going after big business. We’re not going after little business. So when I say that, I think only 5% of the cattle in the United States remain fed zeolite that’s a huge growth opportunity. We know water treatment facilities could use zeolite. We know nuclear waste, as I said earlier, the government ought to be stockpiling our zeolite for the next nuclear disaster. So that’s what we’re doing. We’re educating these various parties about why this is such a great product. We’re not going to build the facility out until we know the business is coming. So we have a good sense and we’ll know a whole lot more, I think, over the next 30, 60, 90 days.

So to answer your question, it could be huge. We’ve got the reserves. Those reserves are going to be here a long before anybody on this call is still alive. There’ll be here 200, 300, 400 years. So we’ve got a great resource, we’ve got good people, and we have the ability to grow. So as soon as we get the comfort that we got the kind of orders, so we need to spend more capital on this facility, we’ll be doing it. I can promise you the people up there are chomping at the bit to build out more capacity.

Q: Your next question is, how do you plan to be successful with CattleMax while other companies, including one of your customers, has a product serving this segment? Won’t you alleviate your customer? Do you plan on taking market share from others or trying to grow the total addressable market?

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Good question. We will still sell to the existing parties we sell to. We’re trying to attract new customers, new cattlemen, new feedlots that are currently not using zeolite at all. And that’s really going to be through nutritionists. Nutritionists are the ones that cattlemen listen to, and so we have a specific target method of soliciting nutritionists. And so, I don’t see there being any conflict, because even if a distributor came to us and said, “Hey, we’d love this to be selling your zeolite with our own label, no problem.” We’ll cut a deal and have their zeolite compete with CattleMax. So we’re not concerned about that, and we would never undercut our existing customers.

Q: Your next question is, regarding zeolite, I thought there was tremendous potential selling into mining companies for air filtration after blasting. Do we have anyone trying to grow this business, especially in Canada?

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

We do have a salesman in Canada. We have an operation up there, and we ship quite a bit of material to Canada. There’s no question we could improve the marketing and sales efforts we have in Canada, and we’ve been discussing that internally. Joe, you might comment a little bit about how zeolites use in that business.

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

Okay. So, basically, using explosives underground, in particular, the cheapest way to go is ammonium nitrate fuel oil. The ammonium that is detonated with a booster cap or whatever, it produces a lot of ammonia gas that ends up in the mine water, ends up in the mine environment from air quality point of view, et cetera. The practice is to take the 14x40 zeolite, so minus 14 mesh, plus 40 mesh, spread that as an example, taking a tunnel round, a drift round, you spread that on the ground just before the blast. The blasted material ends up on top of that zeolite, and the zeolite absorbs the ammonia before it has a chance to get into the air and water.

Another use of underground is in removing methyl ions from discharged water, both from the mine and from the milling facilities. A specialized market, but lots of potential to grow, in my opinion. Back to you, Gary.

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Yeah, it’s another market that you’ve specifically identified, and is another area that we will continue looking at.

Q: Your next question is, what can you tell us about zeolite acquisitions, which were an initiative mentioned last August 9, exactly one-year ago?

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Well, that’s a good question. I will just be up front, we have been working on an acquisition. We actually weren’t invited in until closer to December, so eight months now. And we’ve done a lot of work on it. And we found some problems. And I don’t know whether those problems will be insurmountable or not. I would say, the status of us as of this week is we’re in standby mode. We’ve given the seller, the conditions, of which they would have to meet in order for us to move forward on an agreement. And we are not comfortable that those conditions will ever be met.

Q: Your next question is, how will you bring back the BRZ business back to profitability?

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Say that one more time.

Q: Your next question is, how will you bring back the BRZ business back to profitability?

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Well, we reported profitability this quarter, so it’s real simple. High runtime and more business. So there’s no, as I mentioned, we spent $0.5 million on capital improvements in the second quarter. Well, had we not spent $0.5 million on capital improvements, we’d have had $0.5 million in more profits. So, as we get everything fixed and going, and there’s no question economies of scale apply to this business.

So if we’re able to double production, that doesn’t mean we’re doubling costs. Our costs may go up 10%, 20%, 30%. So our margins will continue to expand in this area. And when the question was asked about another zeolite business, we have a second transaction that we’re working on now. So we are not just looking at one deal and walking away. We have another one that we now negotiate. So, hopefully, we’ll have some news on that in the not too distant future.

But to answer your question, we’ve turned it around. We’ve got to increase sales. We’ve got to get everything fixed. So we’re not spending capital dollars and you’ll see more monies come to the bottom-line.

Q: Your next question is, are you still able to make trisulfide to military specification? My memory is that the original batches depended on the low lead materials from the inaccessible part of Mexico.

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Joe, you want to respond to that?

Joe Bardswich - Co-CEO & Director, United States Antimony Corporation

I think that statement is correct. The material that we produced for the military that met their specs came from the Guadalupe mine in Mexico. We were also able to meet the military specs from the Soyatal mine in Mexico. Both of those operations are unreliable, and we are looking for another source for resources. We have demonstrated the ability and that will be enhanced in the future with the addition of Aaron and the expertise in the flotation.

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Yeah, that was [Technical Difficulty] Joe is. Even though the material that we processed was from our Mexican operations that we have shutdown, we are confident that we can also get material from other sources at a cheaper price and make money. The difference between Mexico and we could not make any money. So the relationship that we formed with the DoD has been good. As I said, we have had some conversations with them actually this week and even more planned next week.

You have to understand, our government unfortunately is in a pickle. They don’t have enough antimony to meet the demands of the U.S. military. There are mandates to figure out how to fix that. And we are obviously one of the companies that could hopefully fill that void. Next question?

Q: Your next question is, what is the probability of a reverse split?

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Well, I’ll put it this way. We got everything approved at the shareholder meeting and we had a board meeting yesterday and it was never discussed. So what does that tell you?

Operator

We have reached the end of the question-and-answer session. I’ll now turn the call over to Gary C. Evans for closing remarks.

Gary Evans - Co-CEO & Chairman, United States Antimony Corporation

Okay. Well, just under an hour, thank all of you for taking the time. I know it’s a Friday afternoon, but we wanted to get the numbers out. We’re proud of what we reported this quarter in the six months, but there’s a lot more room to go. And this group of employees now and officers and directors are working extremely well together. We have so many hours in the fire that I can’t even begin to tell you. And when you have that much activity and you’re going in all these kind of directions that we’re going, things are going to click.

And as I mentioned, we’ve got one getting ready to click that we’ll be announcing soon. So we’re excited about the new direction. We’re excited about the team effort. We’re excited about all the new people that are helping us. They bring a wealth of knowledge and experience and contacts that we’ve never had. And so instead of being a sleepy mining company run like a private company, we’re an exciting, growing public company that’s fixed its cash flow issues. It’s treated its cash like gold and going to be positioned to show some exciting future opportunities in the not too distant future. Thank you, all. Have a good weekend.

Operator

This concludes today’s webcast and you may disconnect your lines at this time. Thank you for your participation.